Exhibit 10.18

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACE WITH TWO ASTERISKS [**].

Amendment No. 1 to Services Agreement

Reference is made to that certain Services Agreement, dated as of July 24, 2000, between Tenet HealthSystem Medical, Inc., for itself and its affiliates, and Innovative Managed Care Systems, Inc. (the “Agreement”). The parries to the Agreement wish to amend certain terms and provisions as described in this Amendment No. 1 to the Agreement (“Amendment No. 1”). Unless otherwise specified in this Amendment No. 1, all other terms and provisions shall remain in full force and effect and unchanged. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

The parties hereto hereby agree to amend the Agreement, effective as of the date hereof, solely as follows:

1.	Sections 4.1 and 4.4 are hereby revised, in each case, solely to change the stated notice period from one hundred eighty (180) days to three hundred sixty 360 days.

2.	A new Section 7.7 is added to the Agreement as follows:

7.7	The fees payable under the terms of this Agreement shall be subject to annual increases, provided that IMaCs provides Tenet with written notice of any such increase at least 90 days prior to the expiration of each one-year period. Annual increases shall in no event exceed the lesser of: (i) a percentage increase equal to the percentage increase in the Consumer Price Index for Urban Consumers, All Cities Average, For all Items (1998=100), as published by the Bureau of Labor Statistics of the United States Department of Labor during the most recent twelve-month period for which such figures are available; or (ii) four percent (4%).

3.	Schedule C to the Agreement is hereby replaced in its entirety with the Schedule C attached hereto as Exhibit A.

Except as otherwise provided herein, all provisions of the Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parries have caused this Amendment No. 1 to be executed by their authorized representatives as of July 18, 2003.

Tenet HealthSystem Medical, Inc.		Innovative Managed Care Systems, Inc.

By:	/s/ Donna L. Nichols	By:	/s/ Gary Cohen
Name:	Donna Nichols	Name:	Gary Cohen
Title:	VP, ISD	Title:	COO
Date:	7/18/03	Date:	7/18/03

SCHEDULE C

FEE SCHEDULE

Base Fees:

Pricing

Monthly Service Fees:[1,2] Per Hospital (months 1-6 of implementation)	$[**] per month
Per Hospital (months 7 and beyond)	$[**] per month

Contract Loading Fees (new contracts and updates):[3]
IMaCS performs all functions	$[**] per rate schedule
Tenet personnel do analysis and build terms document	$[**] per rate schedule
Contract deferred/cancelled by Tenet prior to start of loading	$[**] per rate schedule
Contract deferred/cancelled by Tenet after the start of loading	$[**] per rate schedule

Programming and Development[5]	$[**] per hour
Contract Negotiation Support	$[**] per hour

Monthly Billing (first of month):

Associated hospital processing fees for current month

Contract loading fees for prior month3

Contract loading fees associated with deferred/cancelled contracts in prior month3

Associated hourly fees for Programming and Contract Negotiation Support

[1]

The Monthly Service Fee covers all normal work done in connection with this agreement as currently performed by IMaCS. For billing purposes, a Central Business Office (CBO) does not count as a Hospital. In the event Tenet desires additional services under this agreement, Tenet will submit a Development/Service Request. The parties shall renegotiate in good faith the Monthly Service Fee should the additional service increase the normal workload for IMaCS on an ongoing basis. IMaCS will make best efforts to satisfy the needs of the Tenet hospital clients. Facility requests outside the scope of normal processing should be submitted through a Development/Service Request.

[2]

When processing only Medicare claims for a facility, IMaCS will bill the lower monthly rate set forth above (and identified as for hospitals where implementation occurred 7 months and beyond) until such time as the facility actually begins Managed Care implementation. At that time, the facility will be billed at the higher rate (relating to the first 6 months of implementation) reverting to the lower rate after six months.

[3]

Hospitals that start implementation after the 16th of the month will not be billed a monthly fee during the initial month. Hospitals that begin implementation prior to the 16th of the month will be charged a full monthly fee. Implementation start date is defined as the date the initial set of executed contract documents are received.

[4]

Contract loading fees will be invoiced whenever: (1) the loading process reaches the Ready for Production (as defined below) phase or 45 calendar days after the loading process reaches the Client Audit (as defined below) phase, whichever event occurs sooner; or (2) Tenet instructs IMaCS to abandon the loading process for a rate schedule. During the transition period when moving from hourly to flat rates: (1) Tenet will not be credited with previously paid hourly charges for rate schedules which have not reached the Client Audit stage; (2) IMaCS will not receive additional hourly payments for rate schedules that have progressed beyond the Client Audit stage as of the billing conversion date. For purposes of this Amendment No. 1, (i) Ready for Production” shall mean that the terms for the specific rate schedule have been loaded into the Software and Tenet has reviewed and approved the adjudication results; and (ii) “Client Audit” shall mean that the terms for the specific rate schedule have been loaded into the Software, IMaCs has tested adjudication results, and it is ready for Tenet review.

[5]

Time spent by IMaCS development personnel interfacing to the Data Exchange Server, Digital Claims, or any Tenet corporate system is not included in the base service and is billed at the hourly rate for Programming and Development.

[**] CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.